Exhibit 99.1

Contact:

James E. McGrath

President

Geneva Acquisition Corporation

617-624-8408

FOR IMMEDIATE RELEASE

GENEVA ACQUISITION CORPORATION

OVER-ALLOTMENT OPTION EXERCISED

BOSTON, MASSACHUSETTS,  March 8, 2007.   GENEVA ACQUISITION CORPORATION (the “Company”) announced today the consummation of the full exercise of the over-allotment option by Lazard Capital Markets LLC, as representative of the several underwriters of the Company’s initial public offering (the “IPO”).  As a result, the Company sold an additional 1,500,000 units  (the “Units”), each consisting of one share of common stock, $0.0001 par value per share, and two warrants, each to purchase one share of common stock.   The Units were sold at an offering price of $6.00 per Unit, generating gross proceed of $9,000,000.   Of this amount, $8,640,000 ($5.76 per Unit) was placed in trust, including $270,000 of deferred underwriters’ commissions.

On February 16, 2007, the Company completed the sale of 10,000,000 Units in the first closing of the IPO.  Simultaneously with the first closing, the Company completed a private placement to its initial stockholders of 2,923,077 warrants at a purchase price of $0.65 per warrant, or an aggregate of $1,900,000.

The aggregate gross proceeds from the IPO, including the proceeds received upon the consummation of the exercise of the over-allotment option, and the private placement were $70,900,000.  After fees and expenses, $67,440,000 (or approximately $5.86 per Unit) has been placed in trust.

Lazard Capital Markets LLC acted as representative of the underwriters in the IPO.  A copy of the prospectus may be obtained from Lazard Capital Markets, 30 Rockefeller Plaza, New York, NY 10020.

About Geneva Acquisition Corporation.

Geneva Acquisition Corporation is a newly formed special purpose acquisition company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business.  Its web site is www.geneva-spac.com.

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